EXHIBIT 99.3

                               XL VOTING AGREEMENT



VOTING AGREEMENT, dated as of January 17, 2000 (this "Agreement"), among Risk Capital Holdings, Inc., a Delaware corporation ("RCHI"), Folksamerica Holding Company, Inc., a New York corporation ("FHC"), and Garrison Investments Inc. ("GI") and XL Capital Ltd, a Cayman Islands exempted limited company ("XL" and together with GI, the "Stockholder").

WHEREAS, on the date hereof, RCHI and Risk Capital Reinsurance Company, a stock insurance company organized under the laws of the State of Nebraska and a wholly owned subsidiary of RCHI ("RCRe," and together with RCHI, the "Seller") propose to enter into an Asset Purchase Agreement dated as of the date hereof (as such agreement may be amended in immaterial respects, the "Asset Purchase Agreement"; capitalized terms not otherwise defined herein being used herein shall have the meanings assigned to such terms in the Asset Purchase Agreement) with FHC and Folksamerica Reinsurance Company, a stock insurance company organized under the laws of the State of New York ("FRC," and together with FHC, the "Purchaser"), pursuant to which Purchaser will purchase and the Seller will sell the assets comprising the Assumed Business;

WHEREAS, as of the date hereof, the Stockholder owns (both beneficially and of record) 4,755,000 shares of common stock of RCHI (the "Common Stock");

WHEREAS, as an inducement for the Purchaser to enter into the Asset Purchase Agreement, the Stockholder has agreed to enter into this Agreement governing the voting of the shares of Common Stock owned as of the date hereof and which may hereafter be acquired by the Stockholder prior to the Termination Date (the "Shares") and the disposition of the Shares;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

          (1) Title; Voting of Shares. a. The Stockholder represents and warrants that the Shares set forth above are all the securities of RCHI owned, either of record or beneficially, by the Stockholder. The Stockholder represents and warrants that it owns all such Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Stockholder's voting rights, charges and other encumbrances of any nature whatsoever, other than the Stock Repurchase Agreement, dated as of January 17, 1999 ("Repurchase Agreement"), by and among XL, GI and RCHI pursuant to which RCHI has agreed to repurchase all of the shares of Common Stock held by XL and GI on the terms set forth therein, and, except pursuant to this Agreement, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

                  b. The Stockholder shall, until the Termination Date, cause the Shares then owned by such Stockholder to be voted at any meeting of the stockholders of RCHI, at any adjournment thereof or in any consent in lieu of such a meeting in favor of the Asset Purchase



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Agreement and the transactions contemplated thereby. For the purposes of this
Agreement, "Termination Date" shall mean the earliest of (i) the termination of the Asset Purchase Agreement in accordance with its terms, (ii) the Closing Date, (iii) the termination of this Agreement by the mutual written agreement of the parties hereto, (iv) the date on which the Asset Purchase Agreement and the transactions contemplated thereby shall have been approved by the affirmative vote of the stockholders of RCHI by the requisite vote in accordance with applicable law, (v) any material amendment to the Asset Purchase Agreement, (vi) the closing of the transactions contemplated by the Repurchase Agreement or (vii) July 31, 2000.

          (2) Irrevocable Proxy. Only with respect to the approval of the Asset Purchase Agreement and the transactions contemplated thereby and for no other purpose, the Stockholder hereby grants to, and appoints FHC and the president of FHC, in his capacity as an officer of FHC, and any individual who shall hereafter succeed to such office of FHC, and any other designee of FHC, each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution) to vote or act by written consent with respect to the Shares until the Termination Date. This proxy is coupled with an interest and shall be irrevocable; provided that this proxy shall terminate on the Termination Date.

          (3) No Disposition or Encumbrance of Shares or Warrants. The Stockholder hereby covenants and agrees that, until the Termination Date, the Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to, the Shares; provided that the Stockholder shall be permitted to transfer the Shares (i) to any wholly owned subsidiary of the Stockholder that agrees to be bound by the terms of this Agreement, (ii) to RCHI or any wholly-owned subsidiary of RCHI, or (iii) to any other person that expressly assumes and agrees to be bound by this Agreement.

          (4)       Miscellaneous.

                    (a) Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement signed by the parties hereto.

                    (b) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement, as of the date first written above.


                                  RISK CAPITAL HOLDINGS, INC.


                                  By:  /s/ Peter A. Appel
                                  Name: Peter A. Appel
                                  Title: Executive Vice President and Chief
                                  Operating Officer


                                  FOLKSAMERICA HOLDING COMPANY, INC.


                                  By:
                                  Name:
                                  Title:


                                  Stockholder:

                                  XL CAPITAL LTD


                                  By:  /s/ Paul S. Giordano
                                  Name: Paul S. Giordano
                                  Title: EVP, General Counsel & Secretary


                                  GARRISON INVESTMENTS INC.


                                  By: /s/ Paul S. Giordano
                                  Name: Paul S. Giordano
                                  Title: Assistant Secretary